Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated May 11, 2021, relating to the financial statements of DivvyPay, Inc. appearing in the Current Report on Form 8-K/A of Bill.com Holdings, Inc. filed on August 16, 2021. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Salt Lake City, Utah

September 21, 2021